October 3, 1996




Mr. Patrick Kellick
Sullivan Graphics, Inc.
100 Winners Circle
Brentwood, TN 37027


Dear Pat:

This will confirm that if Sullivan Graphics, Inc. ("SGI") (i) terminates your employment without cause, or (ii) in connection with a transaction whereby all of the stock or substantially all of the assets of SGI are sold, requires you to relocate more than 50 miles from Brentwood, Tennessee and you voluntarily terminate your employment, then SGI shall continue to pay your then current base salary and maintain all your then current benefits (to the extent allowed under the applicable benefit plans) for a period of two years following your termination. In such event, SGI shall also pay you a pro rata portion of the bonus to which you would have been entitled for the year of termination had you been employed for the entire year, which bonus shall be payable at the time bonuses under the applicable bonus plan are paid to SGI's executives generally. Such base salary payments and benefits will be reduced to the extent you receive compensation and benefits from another employer with respect to such period. The term "Cause" shall mean the termination of your employment hereunder in the event of your (i) conviction of any crime or offense involving money or other property of SGI or any felony, (ii) willful and unreasonable refusal to substantially perform your duties hereunder, (iii) competition with SGI, or (iv) gross negligence in the conduct of your duties; provided, however, no termination shall be deemed for "Cause" under clauses (ii) or (iv) unless you shall have first received written notice from SGI advising you of the acts or omissions that constitute the refusal or gross negligence and you fail to correct the acts or omissions complained of within 20 business days following receipt of such notice.

For so long as you are employed by SGI, and continuing for two years thereafter, you shall not, without the prior written consent of SGI, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than SGI: (i) render any service to or in any way be affiliated with a competitor (or any person or entity that is reasonably anticipated (to the general knowledge of you or the public) to become a competitor) of SGI; (ii) solicit or endeavor to entice away from SGI any person or entity who is, or, during the then most recent two-year12-month period, was employed by, or had served as an agent or key consultant of, SGI; or (iii) solicit or endeavor to entice away from SGI any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated (to the general knowledge of you or the public) to become a customer or client) of SGI.



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                                                                 October 3, 1996
                                                                          Page 2



You covenant and agree with SGI that you will not at any time, except in performance of your obligations to SGI hereunder or with the prior written consent of SGI, directly or indirectly, disclose any secret or confidential information that you may learn or have learned by reason of your association with SGI. The term "confidential information" includes information not previously disclosed to the public or to the trade by SGI's management, or otherwise in the public domain, with respect to SGI's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of SGI's products), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which SGI operates other than as a result of disclosure by you in violation of your agreements under this paragraph or (ii) you are required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

All references to "SGI" include its divisions, subsidiaries and affiliates.

If the foregoing meets with your approval, please sign and return the enclosed copy of this letter to the undersigned. This agreement constitutes our entire agreement, supersedes all prior agreements between us, and its provisions may not be changed or waived, except by a writing signed by the party to be charged with such change.

                                                 Sincerely,

                                                 SULLIVAN GRAPHICS, INC.



                                                 By: /s/ Stephen M. Dyott
                                                    ___________________________
                                                           Stephen M. Dyott
                                                         Chairman, President
                                                    & Chief Executive Officer



ACCEPTED AND AGREED TO:

   /s/ Patrick Kellick
_______________________________
       Patrick Kellick